KOMAG, INCORPORATED

                            DISCRETIONARY BONUS PLAN


        I.        PURPOSES OF THE PLAN

                  1.01 Komag, Incorporated (the "Company") hereby establishes this Discretionary Bonus Plan ("Plan") as an incentive program pursuant to which discretionary or other retention-based bonuses may be awarded for one or more fiscal years in order to retain the services of those employees critical to the Company's financial success.

                  1.02 The Company's compensation programs are designed to retain and motivate technical and managerial staff through the delivery of competitive cash compensation each year. Base pay is targeted at the mid-market level of the high technology industry, and significantly greater compensation will be delivered through the Company's variable pay programs (such as cash profit sharing and payments under the Company's Management Bonus Plan). It is the Company's objective to provide total cash compensation at or above the 75th percentile of a competitive analysis. Accordingly, the Compensation Committee of the Company's Board of Directors as plan administrator shall, with the assistance of the Company's management and such outside compensation specialists as the Compensation Committee may deem appropriate, undertake such a competitive analysis for each fiscal year the Plan remains in effect. If the analysis for any fiscal year suggests that the level of cash compensation for that year is not significantly greater than the industry average, a cash bonus pool for that year will be established for distribution to selected employees. The bonus distribution will be targeted to those employees considered essential to the Company's continued financial success who would otherwise be vulnerable to competitor recruiting by offers of more attractive compensation.

       II.        ADMINISTRATION OF THE PLAN

                  2.01 The Plan is hereby adopted by the Company's Board of Directors (the "Board"), effective December 1, 1996, and shall be administered by the Compensation Committee ("Committee") of the Board.

                  2.02 The interpretation and construction of the Plan and the adoption of rules and regulations for administering the Plan shall be made by the Committee. Decisions of the Committee shall be final and binding on all parties who have an interest in the Plan.


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      III.        DISCRETIONARY BONUS POOL

                  3.01 The Committee shall make an annual assessment of the industry, including such factors as the financial performance of the Company's competitors, the expansion plans of those competitors, and a competitive analysis of the Company's annual cash compensation. Should such analysis suggest that the level of annual cash compensation for the Company's key employees is not competitive, resulting in their vulnerability to recruitment by other firms, or should industry trends reveal that recruiting activity will in the upcoming year be significant, the Committee shall have full power and authority to create a bonus pool under the Plan for that fiscal year. The bonus pool shall be in such dollar amount as the Committee deems appropriate and shall be distributed to selected employees as an incentive for them to remain in the Company's employ.

       IV.        DETERMINATION OF PARTICIPANTS

                  4.01 Those individuals in the employ of the Company or any subsidiary who are significant contributors to the continued and future success of the Company's business shall be eligible to receive a distribution from one or more of the bonus pools established over the term of the Plan. The Company's Chief Executive Officer and the Chairman of the Board shall provide the Committee with recommendations each fiscal year as to the employees who should receive bonus awards under the Plan for that fiscal year and the amount to be allocated to each designated employee. The Committee shall, on the basis of the competitive compensation analysis undertaken for that fiscal year, have authority to accept or modify such recommendations. The Committee may also recommend a bonus distribution under the Plan to the Company's Chief Executive Officer and the Chairman of the Board.

        V.        PAYMENT OF BONUS AWARDS

                  5.01 The individual bonus awarded to each employee shall be paid to such employee within thirty (30) days after the completion of the audit of the fiscal year for which that award is made. In no event, however, shall a bonus award be paid to any individual who does not continue in the Company's employ through such payment date. Any payment to which an employee becomes entitled under the Plan shall be made in the form of a lump sum cash distribution, subject to the Company's collection of all applicable federal and state income and employment withholding taxes.

                  5.02 Bonus payments under the Plan shall be included in the earnings base eligible for deferral under the Company's non-qualified Deferred Compensation Plan.


                                       2.
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       VI.        GENERAL PROVISIONS

                  6.01 The Plan is effective as of December 1, 1996, and the initial bonus pool under the Plan will be established for the Company's 1996 fiscal year. The Board may at any time amend, suspend or terminate the Plan, provided such action is effected by written resolution and does not adversely affect the rights and interests of Plan participants to any bonus awards made to them prior to such amendment, suspension or termination. Neither the implementation of the Plan nor any amendment to the Plan shall require stockholder approval.

                  6.02 No bonuses awarded under the Plan shall actually be funded, set aside or otherwise segregated prior to payment. The obligation to pay the bonuses awarded hereunder shall at all times be an unfunded and unsecured obligation of the Company. Plan participants shall have the status of general creditors and shall look solely to the general assets of the Company for the payment of their bonus awards.

                  6.03 No Plan participant shall have the right to alienate, pledge or encumber his/her interest in any bonus award to which he/she may become entitled under the Plan, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the employee's creditors or to attachment, execution or other process of law.

                  6.04 Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Committee, nor any provision of the Plan shall be construed so as to grant any person the right to remain in the employ of the Company or its subsidiaries for any period of specific duration. Rather, each employee of the Company or any subsidiary will be employed "at-will," which means that either such employee or the Company (or subsidiary) may terminate the employment relationship of that individual at any time for any reason, with or without cause.

                                       3.